Exhibit 99.2(r)(i)

DECLARATION MANAGEMENT & RESEARCH LLC

DMR MORTGAGE OPPORTUNITY FUND LP

CODE OF ETHICS

Declaration Management & Research LLC (“Declaration" or the “Company") is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  DMR Mortgage Opportunity Fund LP (the “Fund”) is a registered investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and is advised by Declaration.

Declaration has adopted this Code of Ethics in compliance with Rule 204A-1 of the Advisers Act (“Rule 204A-1”) and Rule 17j-1 of the Investment Company Act (“Rule 17j-1”).  The Fund has adopted this Code of Ethics in compliance with Rule 17j-1.

Declaration and the Fund are committed to the highest ethical and professional standards.  This Code of Ethics applies to persons in the following categories (collectively, “Covered Persons”):

(i)	each Declaration employee, including any employee who is also a director or officer of Declaration[1];

(ii)	each Declaration director and officer who is not a Declaration employee[2]; and

(iii)	the Fund’s directors, officers and general partner[3].

Certain provisions of the Code apply only to certain categories of Covered Persons.  Among other things, the Code governs the conduct of Covered Persons’ personal securities transactions.

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1           This category also includes any person who has access to advance information about anticipated trading for Declaration’s client accounts or who participates in investment decision-making for Declaration’s client accounts.

2           This category includes each Declaration director who has been elected as a director of the Company by the Company’s owner and each Declaration officer who has been elected as an officer of the Company by the Company’s Board of Directors, in each case who is not an employee of Declaration, regardless of whether he or she is an employee of an affiliate of Declaration, and as long as he or she has no access to advance information about anticipated trading for Declaration’s client accounts and does not participate in investment decision-making for client accounts. For example, the Secretary and the Treasurer are Declaration officers who are not Declaration employees.

3           The general partner of the Fund is Declaration.  Certain employees of Declaration serve as directors or officers of the Fund.  The Fund has no employees. This Code will be amended to include Fund employees in the future, if necessary.

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Declaration, together with its directors, officers and employees, has a fiduciary duty to its clients which requires all Declaration directors, officers and employees to place the interests of clients first whenever the possibility of a conflict of interest exists.

•	Declaration employees are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

•	All directors and officers of the Fund owe a fiduciary duty to the limited partners of the Fund and may not take inappropriate advantage of their positions.

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All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the Covered Person’s position of trust and responsibility.

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No Declaration employee may take advantage of his or her position by attempting to trade in advance of client accounts (“front-running”), engage in manipulative market practices such as manipulative market timing, or take advantage of an investment opportunity that properly belongs to Declaration’s clients or should be offered to Declaration’s clients first.

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No director or officer of the Fund may take advantage of his or her position by attempting to trade in advance of the Fund (“front-running”), engage in manipulative market practices such as manipulative market timing, or take advantage of an investment opportunity that properly belongs to the Fund or should be offered to the Fund first.

•	All personal securities transactions, holdings and accounts must be reported in accordance with the provisions of this Code of Ethics.

•	All Covered Persons must comply with all applicable Federal securities laws.[4]

The standards set forth above govern all conduct, whether or not the conduct is also covered by more specific provisions of this Code of Ethics.  Covered Persons are encouraged to raise any questions concerning the Code of Ethics with Carole Parker, Chief Compliance Officer of Declaration and the Fund (the “Chief Compliance Officer”), or William P. Callan, President of Declaration and of the Fund (the

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4           For purposes of this Code, the term “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“President”).  Covered Persons should be alert at all times to honoring the spirit and intent as well as the letter of the Code.  Failure to comply with the Code of Ethics may result in serious consequences, including but not limited to disciplinary action including termination of employment.

CODE PROVISIONS

1.	Declaration Employees and Fund Officers: Ban on Transactions in Corporate Fixed Income Securities, Non-Governmental Asset-Backed Securities or Derivatives Thereof

No Declaration employee or “family member”5 of such employee, or officer of the Fund or “family member” of such an officer, may trade in any corporate fixed income securities or non-governmental asset-backed securities, domestic or international, or any securities or derivatives that derive their value principally from any corporate fixed income securities or non-governmental asset-backed securities.  Exemptions may be requested by contacting the Chief Compliance Officer, in writing.  Exemptions may be granted for investments held at the time of employment or taking office, investments held at the time of an employee or Fund officer becoming subject to this restriction, investments in Declaration-managed funds where such investment appears to present no opportunity for abuse, or for other compelling reasons.  Excluded Securities (as defined in Section 2) are excluded from the bans contained in this Section.

2.	Declaration Employees and Fund Officers: Pre-Clearance

Transactions banned pursuant to Section 1 or 4 may not be engaged in by Declaration employees, Fund officers or their respective family members without a specific exemption from the Chief Compliance Officer.

All other personal trades of a Declaration employee and any family member of such employee must be pre-cleared.  All other personal trades of a Fund officer and any family member of such officer must be pre-cleared.  Except as noted below, these requirements of pre-clearance approval apply to all transactions in all publicly registered and private placement debt and equity securities and derivatives, including ETF’s, futures, options and Rule 144A securities, in order to avoid any perception of favored treatment from other industry personnel or companies.

Except as noted in the proviso to this paragraph, transactions in the following securities and instruments (“Excluded Securities”) are excluded from the pre-clearance approval

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5           For the purposes of this Code, a “family member” of a person means such person’s spouse, “significant other”, minor child or other family members sharing a household or whose investments are controlled by such person.  The term also includes any unrelated individual for whom such person controls investments.  “Significant others” are defined for these purposes as two people who (i) share the same primary residence, (ii) share living expenses and (iii) are in a committed relationship and intend to remain in the relationship indefinitely.

requirements: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality (one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization, or unrated but of comparable quality) short-term (maturity at issuance of less than 366 days) debt instruments, including repurchase agreements; (iii) shares issued by money-market funds; (iv) other shares issued by registered open-end investment companies (mutual funds); (v) shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds; and (vi) tax-exempt domestic debt securities (municipal bonds); provided that any trade in a security issued in a private placement or Rule 144A transaction and any trade in shares of any mutual fund for which Declaration or an affiliate acts as the investment adviser, subadviser or principal underwriter must be pre-cleared and reported.

Transactions in publicly traded equity securities, except those of issuers on the Preclear List (located on the Main Menu of the Unity system), are excluded from the pre-clearance approval requirements.

A request for pre-clearance should be submitted to the Chief Compliance Officer or, in her absence, the President, containing the following information:

a)	The Declaration employee’s or Fund officer’s name and name of family member trading, if different,

b)	Name, type and description of security or derivative,

c)	CUSIP number, if publicly traded,

d)	Whether sale or purchase,

e)	If sale, date of purchase,

f)
If a private placement (including Rule 144A securities), the seller and/or the broker and whether or not the seller and/or broker is one with whom the Declaration employee or Fund officer does business on a regular basis,

g)	The date of the request,

or such other information as the Chief Compliance Officer may determine from time to time.  Please note that approval is effective only for the date granted.  Clearance of any transaction may be denied if the transaction would raise issues regarding the appearance of impropriety.  A sample form for pre-clearance is attached at the end of this Code. In addition, portfolio managers, analysts and others with access to information about anticipated trading in client portfolios are reminded of the importance of not “front-running” a client trade or trading in close proximity (before or after) to a known or expected trade in a client account.  Sanctions may be imposed for personal trading in conflict with client interests or for the mere “appearance of impropriety” in personal trading.

3.	Declaration Employees: No Short Swing Trading in Mutual Funds Managed by Declaration or an Affiliate

In addition to the requirement that trades in mutual funds managed by Declaration or an affiliate be pre-cleared and reported, no Declaration employee may buy and sell, or sell and buy, shares of any such fund within a period of less than 30 calendar days. The Chief Compliance Officer may grant special exemptions to this requirement and to the pre-clearance requirements from time to time for automatic investment programs or in other instances that appear to involve no opportunity for abuse.

Portfolio managers are also reminded that any personal trading in mutual funds managed by Declaration or an affiliate that appears to conflict with the interests of other investors in the funds or that creates the appearance of impropriety should be avoided.

4.	Declaration Employees and Fund Officers: No Purchases of Initial Public Offerings (IPO’s)

In addition to the ban in Section 1, no Declaration employee or family member of such employee, or officer of the Fund or family member of such officer, may purchase any newly issued publicly-offered securities until the next business (trading) day after the offering date and after receipt of pre-clearance approval.  No purchase should be at other than the market price prevailing on, or subsequent to, such business day.  The Chief Compliance Officer may grant exemptions from this ban for compelling reasons if the proposed purchase appears to present no opportunity for abuse.

Any Declaration employee or Fund officer who is a registered representative of a broker-dealer (such as John Hancock Distributors LLC) is subject to FINRA rules and the broker-dealer’s own policies and procedures regarding purchases of IPO’s.

5.	Declaration Directors and Officers who are not Declaration Employees: Pre-Clearance of IPO’s and Private Placements

Each Declaration director and officer who is not a Declaration employee must obtain the approval of the Chief Compliance Officer or, in her absence, the President before investing, directly or indirectly, in an IPO or a private placement.  Such persons are not otherwise subject to the bans contained in Sections 1 and 4, the pre-clearance requirements of Section 2, or the short-swing trading restriction of Section 3.

6.	Disinterested Directors of the Fund: Pre-Clearance

Any director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act (a “disinterested director”) must obtain the approval of the Chief Compliance Officer or, in her absence, the President (following the procedures in Section 2) for any personal trade for the disinterested director or any family member of such director involving a security6 that the

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6           Includes all debt and equity securities and derivatives, including ETF’s, futures and options, but disinterested director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known, was then being purchased or sold by the Fund or was then being considered by the Fund or Declaration for purchase or sale by the Fund.

7.	All Access Persons (Except Disinterested Fund Directors): Initial and Annual Disclosures of Personal Holdings

For purposes of Rule 17j-1 and Rule 204A-1, Declaration treats each of its employees, including any employee who is also a director or officer of Declaration, as an “access person” of Declaration.  Access persons of the Fund include (i) all access persons of Declaration, (ii) all directors and officers of the Fund and the general partner of the Fund, and (iii) any “advisory person” of the Fund or Declaration.7  All access persons of Declaration and all access persons of the Fund, within 10 days after becoming an “access person” and annually thereafter, must disclose all securities in which they have any direct or indirect beneficial ownership other than Excluded Securities (as defined in Section 2), and the name of any broker, dealer or bank with whom the individual maintained an account in which any securities were held for the direct or indirect benefit of the individual.  Any accounts over which the “access person” has no direct or indirect influence or control are exempted from this disclosure requirement.  Both “initial” and “annual” reports furnished under this Section must contain the information required by Rule 17j-1(d)(1) and Rule 204A-1.

A disinterested director of the Fund is not required to file the “initial” and “annual” holdings reports required under this Section 7.

8.	All Access Persons (Except, in Most Circumstances, Disinterested Directors): Quarterly Reports

All access persons of Declaration and all access persons of the Fund (except disinterested directors) must file Individual Securities Transactions Reports (“Quarterlies”) by the 30th day following the close of a quarter.  All securities transactions in which the individual has any direct or indirect beneficial ownership must be disclosed except for (i) transactions affected in any account over which the individual has no direct or indirect influence or control; (ii) transactions effected pursuant to an “automatic investment plan”8 which has been approved by the Chief

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excludes Excluded Securities (as defined in Section 2).

7           “Advisory persons” of the Fund or Declaration include, in addition to the employees of Declaration and the directors, officers and general partner of the Fund, (i) any director, officer, general partner or employee of any company in a control relationship to the Fund or Declaration who, in connection with his or her regular functions or duties has access to advance information about anticipated trading for the Fund or who participates in investment decision-making for the Fund; and (ii) any natural person in a control relationship to the Fund or Declaration who has access to advance information about anticipated trading for the Fund or who participates in investment decision-making for the Fund.

8           For purposes of this Code, “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a

Compliance Officer; and (iii) transactions in Excluded Securities (as defined in Section 2).  In addition, all accounts in which any securities were held for the direct or indirect benefit of the access person must be disclosed.  All “Quarterlies” furnished under this Section must contain the information required by Rule 17j-1(d)(1) and Rule 204A-1.  Transactions in securities include, among other things, the writing of an option to purchase or sell a security.

A disinterested director of the Fund is only required to make a quarterly transaction report under this Section if the disinterested director, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that (i) the Fund has engaged in a transaction in the same security within the last 15 days or is engaging or going to engage in a transaction in the same security within the next 15 days, or (ii) the Fund or Declaration has within the last 15 days considered a transaction in the same security or is considering a transaction in the same security or within the next 15 days is going to consider a transaction in the same security.

9.	Inside Information Policy and Procedures

Please refer to a separate Declaration policy, the Declaration Inside Information Policy and Procedures, and a separate Manulife policy, the Manulife Financial Insider Trading and Reporting Policy and List of Designated Insiders.  In addition to the reporting requirements under this Code of Ethics, Declaration employees are subject to certain reporting obligations under the Declaration Inside Information Policy and Procedures.  These include reporting accounts over which the employee has investment discretion and a requirement that notice of each transaction in such an account be sent to the Chief Compliance Officer within 10 days of a transaction.

All employees are also subject to the Manulife Financial Insider Trading and Reporting Policy and List of Designated Insiders.

The CFA Institute Standards of Practice Handbook, noted below, contains a useful discussion on the prohibition against the use of material, non-public information.

10.	Manulife Code of Business Conduct & Ethics

As required by its parent company, Declaration has adopted the Manulife Code of Business Conduct & Ethics, which is distributed annually to each employee for review and certification of compliance.  The provisions of the Manulife Code of Business Conduct & Ethics, therefore, are not incorporated within this Code of Ethics.

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predetermined schedule and allocation.  However, any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.  The Chief Compliance Officer must be advised of all automatic investment plans in order to facilitate the review of transactions and holdings reports.

11.	Dealing with Brokers and Vendors

Declaration employees should consult the Manulife Code of Business Conduct & Ethics regarding business dealings with brokers and vendors. Employees are reminded that any dealings with and/or potential expenditures involving public officials are limited by Section IV of the Manulife Code of Business Conduct & Ethics.

12.	Service as Director

Declaration employees should refer to the Manulife Code of Business Conduct & Ethics regarding service on boards of publicly traded companies as well as service on certain privately held company, non-profit or association boards.

13.	Annual Distribution; Annual Report to the Board

This Code of Ethics will be distributed to all Covered Persons promptly after the commencement of their affiliation with the Company and/or the Fund, and in addition whenever substantive amendments are made, and all Covered Persons will be required to acknowledge in writing their receipt of the Code and any such amendments.

Declaration will be required to report annually to its Board of Directors that all Declaration employees have received a copy of this Code of Ethics and have certified their compliance.

Declaration will summarize for its Board of Directors existing procedures and any changes made during the past year or recommended to be made, and will identify to the Board, and may identify to the Board of Directors of any registered investment company advised by Declaration, any violations requiring significant remedial action during the past year.

At least annually, the Fund and Declaration must furnish to the Fund’s Board of Directors, and the Fund’s Board of Directors must consider, a written report that:

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Describes any issues arising under the Code of Ethics or procedures since the last report to the Fund’s Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•	Certifies that the Fund and Declaration have adopted procedures reasonably necessary to prevent access persons from violating the Code.

14.	CFA Institute Standards of Practice Handbook

At Declaration, some employees have earned and others are candidates for the Chartered Financial Analyst designation (“CFA®”) and are subject to the Code of Ethics and Standards of Professional Conduct contained in the CFA Institute  Standards of

Practice Handbook.  Employees are reminded that the Handbook is an excellent resource for information on professional conduct.

15.	Code of Ethics Enforcement

All Declaration employees and Fund officers are required to certify that they have read and understand this Code of Ethics and recognize that they are subject to and will comply with the provisions of the Code.  All Declaration employees and Fund officers also are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported.

The Chief Compliance Officer may grant exemptions/exceptions to the requirements of the Code on a case-by-case basis if the proposed conduct appears to involve no opportunity for abuse.  All exceptions/exemptions shall be in writing and copies shall be maintained with a copy of the Code.  A record shall be maintained of any decision to grant pre-clearance to a private placement transaction, or to grant an exemption to the ban on purchases of IPO’s, together with the reasons supporting the decision.  Similarly, a record shall be kept of any approval of a purchase of an IPO or a private placement by a Declaration director or officer who is not a Declaration employee, together with the reasons supporting the decision.

If any Covered Person becomes aware of a violation of the Code, whether by themselves or by another person, the violation must be reported to the Chief Compliance Officer promptly.  You may report violations or suspected violations without fear of retaliation.  Declaration does not permit retaliation of any kind against any person for good faith reports of potentially illegal or unethical behavior.

A record shall be maintained of all violations or suspected violations reported to the Chief Compliance Officer, and any other violations of which the Chief Compliance Officer becomes aware, and of the results of the investigation and/or resolution of such violations.  Such record may but need not include the name of the person reporting the violation.

The Chief Compliance Officer will review all reports submitted under this Code and will conduct post-trade monitoring and other audit procedures reasonably designed to assure compliance with the Code of Ethics.  Covered Persons are advised that the Code’s procedures will be monitored and enforced, with potential sanctions for violations including, as pertinent, a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the CFA Institute or the appropriate regulatory authority.  Copies of all reports filed, records of violations and copies of letters or other records of sanctions imposed will be maintained in a compliance file.

The Chief Compliance Officer will have primary responsibility for enforcing the Code of Ethics on behalf of Declaration and the Fund.  However, as pertinent, significant violations of the Code may be referred by the Chief Compliance Officer to Declaration’s President and Board of Directors and/or to the Board of Directors of the Fund for review and/or appropriate action.

Adopted by Declaration as of October 1, 2003

Amended and restated as of September 15, 2004

Amended and restated as of January 27, 2005

Amended and restated as of May 1, 2006

Amended and restated as of December 31, 2007

Amended and restated as of April 25, 2008.

Adopted by DMR Mortgage Opportunity Fund LP as of April 25, 2008.

DECLARATION MANAGEMENT & RESEARCH LLC

DMR MORTGAGE OPPORTUNITY FUND LP

CODE OF ETHICS

REQUEST FOR PRE-CLEARANCE

•	Requestor’s name and name of individual or family member trading, if different:

•	Name, type and description of security or derivative:

•	CUSIP number, if publicly traded:

•	Whether sale or purchase:

•	If sale, date of purchase:

•	If a private placement (including 144A’s), the seller and/or the broker and whether or not the seller and/or the broker is one with whom the Requestor does business on a regular basis:

Requestor’s Signature	Date

Compliance Officer	Date

If this pre-clear relates to the acquisition of a private placement security (including 144A’s), a memo stating the reason for granting approval of the acquisition must be attached to this form.

Approval Granted	Date

PLEASE NOTE THAT APPROVAL IS EFFECTIVE ONLY FOR THE DATE GRANTED.